Exhibit 10.23

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SERVICES AND SUPPLY AGREEMENT

THIS SERVICES AND SUPPLY AGREEMENT, together with exhibits attached hereto (the “Agreement”), effective as of January 1, 2009 (the “Effective Date”), is entered into by and between DIADEXUS, INC., a Delaware corporation, having its principal place of business at 343 Oyster Point Boulevard, South San Francisco, California 94080 (“diaDexus”), and DIAZYME LABORATORIES, a division of General Atomics, having its principal place of business at 12889 Gregg Court, Poway, California 92064 (“Supplier”). diaDexus and Supplier may each be referred to herein individually as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS, Supplier has expertise in the manufacture of certain clinical chemistry diagnostic test kits, and;

WHEREAS, diaDexus has technology and intellectual property related to certain reagents and diagnostic test kits, and;

WHEREAS, diaDexus and Supplier wish to enter into an agreement under which diaDexus will provide to Supplier certain clinical chemistry components in bulk form, and Supplier shall test and repackage those components into kits for diaDexus’ customers, as set forth in more detail herein.

NOW, THEREFORE, in consideration of the promises and undertakings set forth herein, the Parties agree as follows:

DEFINITIONS

Capitalized terms not otherwise defined herein will have the meaning set forth below:

“Affiliate” means any corporation, firm, limited liability company, partnership or other entity that directly or indirectly controls or is controlled by or is under common control with diaDexus or Supplier, respectively. Solely for purposes of the definition of Affiliate, “control” or “controlled” means ownership, directly or through one (1) or more Affiliates, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, or any other arrangement whereby an entity controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

“Certificate of Analysis” shall mean a certificate of analysis signed and dated by an individual authorized by diaDexus to certify that the results of assays conducted on an indicated lot of Products hereunder conform to the Specifications therefore. The Certificate of Analysis shall include a description of the reagent, lot numbers, reagent expiration dating, and other pertinent information.

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“Confidential Information” shall mean any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the disclosing Party directly or indirectly in writing, orally, or by drawings.

“Control” means, with respect to any information or an intellectual property right, possession of the ability, whether arising by ownership or license, to grant a license or sublicense as provided for herein under such information or right without violating the terms of any written agreement with any third party.

“Critical Components” means those certain materials supplied in bulk by diaDexus and specified in Exhibit A attached hereto.

“Customer” means diaDexus’ end user customer(s) to which Supplier ships Product.

“diaDexus Technology” means the diaDexus Patent Rights and diaDexus Know-How, as defined below:

(a)    “diaDexus Patent Rights” means any and all Patent Rights covering the diaDexus Know-How.

(b)    “diaDexus Know-How” means the information, data, skills, processes, methods, know-how, trade secrets and experience, including, without limitation, formulas and specifications, whether patentable or not, that are controlled by diaDexus at anytime during the Term and that are necessary for Supplier to use the Critical Components solely in the manufacture of Products under this Agreement.

“Lot” means a particular manufacturing run of either Critical Components from diaDexus to Supplier, or Product in its final kitted format from Supplier, which has been manufactured or packaged all at the same time.

“Patent Right” means: (a) all issued and existing patents, including any extensions, supplemental protection certificates, registrations, confirmations, reissues, reexaminations or renewals thereof; and (b) all pending applications, including any provisional applications, converted provisional applications, continuing prosecution applications and continuation, divisional, or continuation-in-part applications thereof, for any of the foregoing.

“Pricing” shall mean with respect to each Product, the price set forth in Exhibit B as of the Effective Date.

“Product” shall mean the final format kitted items as described on Exhibit C, as may be amended from time to time in writing by the Parties, which have been tested and re-packaged into kits by Supplier from the bulk components provided by diaDexus under this Agreement.

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“Quality Agreement” shall mean the agreement entered into by the Parties within sixty (60) days of this Agreement’s execution and substantially in the form attached hereto as Exhibit D.

“Specifications” means (a) the written specifications for the Critical Components supplied by diaDexus under this Agreement, and/or (b) the written specifications for the Products as of the Effective Date, as such specifications may be modified solely by diaDexus from time to time with [*] advanced notice to Supplier, and against which the components and Products will be tested.

“Supplier Technology” means the Supplier Patent Rights and Supplier Know-How, as defined below:

(a)    Supplier Patent Rights” means any and all Patent Rights covering the Supplier Know-How.

(b)    “Supplier Know-How” means the information, data, skills, processes, methods, know-how, trade secrets and experience, including, without limitation, formulas and specifications, whether patentable or not, that are controlled by Supplier at any time during the Term and that are necessary for diaDexus to sell or offer to sell the Products under this Agreement.

“Term” shall have the meaning set forth in Section 7.1.

SUPPLY

Terms and Conditions. All supply of Critical Components by diaDexus to Supplier and all supply of Products by Supplier to Customer(s) shall be subject to the terms and conditions of this Agreement. ANY TERMS OR CONDITIONS OF ANY PURCHASE ORDER OR ACKNOWLEDGMENT GIVEN OR RECEIVED WHICH ARE ADDITIONAL TO OR INCONSISTENT WITH THIS AGREEMENT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED AND REJECTED.

Supply. Subject to the terms and conditions of this Agreement, diaDexus shall supply Critical Components to Supplier and Supplier shall supply Products to diaDexus’ Customer. All such Critical Components and Products shall comply with all applicable Specifications.

2.3    Forecasts. Upon the Effective Date and each quarter afterward, diaDexus shall provide Supplier with a non-binding written rolling forecast (“Forecast”) of the quantities of each Product that it expects to sell to Customers [*].

2.4    Supply of Critical Components and Quality Testing

(a)    Supply of Critical Components. At the time diaDexus wishes Supplier to begin production of Products, and quarterly thereafter, diaDexus shall provide to Supplier, at diaDexus’ expense, a quantity of Critical Components that diaDexus believes will be sufficient

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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to meet Supplier’s needs for [*], pursuant to the Forecast. Supplier shall use any and all such Critical Components solely in the manufacture of Products under this Agreement, and shall keep written records of the amounts used for each Lot. The Critical Components supplied by diaDexus [*]; provided, however, that diaDexus retains sole ownership and title of the Critical Components at all times; and, provided further, that Supplier shall use Critical Components only in Products supplied to diaDexus or its Customers, and not waste, discard, damage or destroy any such Critical Components other than wastage associated with normal manufacturing processes used by Supplier under this Agreement, including, but not limited to, void volume losses, QC testing, and retention samples. diaDexus shall have the right to audit Supplier’s use of Critical Components supplied under this Agreement upon reasonable written notice to Supplier.

(b)    Quality Control (“QC”) Testing. All QC testing will follow Supplier’s standard procedures, and is subject to [*]. Upon receipt of Critical Components, Supplier shall perform sufficient incoming QC testing on such Critical Components to evaluate their suitability for use by Supplier under this Agreement. Should the Critical Components fail the incoming QC test, Supplier shall notify diaDexus, and diaDexus may request an additional round of QC testing [*], or request return of such Critical Components to diaDexus at diaDexus’ expense. [*]

2.5    Orders.

(a) Production Orders. diaDexus shall place firm Product production orders, setting forth the number of units of each Product to be assembled, with Supplier [*] prior to required release of Products into Supplier inventory. Provided the production order is free of material errors and is consistent with the Forecast, Supplier shall accept and acknowledge each production order in writing (which shall include designated email addresses or facsimile numbers), subject to the terms and conditions of this Agreement.

(b) Customer Orders. diaDexus shall place [*], purchase orders with Supplier [*] prior to each requested shipping date to Customers, setting forth the number of units of each Product, delivery dates, and exact shipping instructions, including carrier, for each identified ship-to Customer. However, upon receipt of request from diaDexus in the form of a typed Customer purchase order from diaDexus via fax or e-mail, provided finished Product inventory levels are adequate to meet the need, Supplier will use its best efforts to drop ship such order to Customer the same day of order provided such order is received by Supplier [*] of same ship date. Customer purchase orders received by Supplier [*] shall ship to Customer no later than the following day, provided finished Product inventory levels are adequate to meet the need.

(c) Order Acceptance. Provided a production order pursuant to Section 2.5(a) or a Customer order pursuant to Section 2.5(b) is free of material errors, Supplier shall accept and acknowledge each order in writing (which shall include designated email addresses or facsimile numbers), subject to the terms and conditions of this Agreement. If there is an error in an order, Supplier shall promptly inform diaDexus, and diaDexus shall issue a revised, corrected order in a timely manner. If there is any conflict between the order(s) and this Agreement, the terms of this Agreement shall govern.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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2.6    Prices.  diaDexus shall pay to Supplier the Price for QC testing and for Product supplied by Supplier under this Agreement, as set forth in Exhibit B.

2.7    Delivery.  All Product delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with the acceptable industry standards, marked for shipment to the destination point indicated in the purchase order, and shipped [*]. Such packing, and the manner of shipment, shall be sufficient to prevent damage, contamination, or degradation during shipment and during unpacking at the destination. All freight, insurance and other shipping expenses from the point of shipment shall be borne [*]. The carrier shall be selected by diaDexus. Supplier shall use commercially reasonable efforts to ship quantities of Product for delivery on the dates specified in the applicable purchase order submitted in accordance with this Agreement.

2.8    Invoicing.  For each calendar month, Supplier shall submit monthly invoices for (a) [*], and (b) kit assembly, packaging fees, and shipping and handling fees for semi-finished and finished Products in connection with customer orders shipped by Supplier to diaDexus or its Customers. All invoices shall be sent to diaDexus’ address for notices in Article 8 herein, or such other address as designated by diaDexus in writing, and each such invoice shall state the aggregate and unit prices for the Products produced or shipped, and shall separately itemize any shipping, packaging, handling, storage, insurance, taxes or other costs incident to the transfer or shipment [*].

2.9    Product Handling

(a)    Storage.  Supplier shall store all unused Critical Components and unshipped Products under proper conditions for [*], in such a manner as to maximize the life span and prevent spoilage, including, without limitation, any storage criteria set forth in the Specifications.

(b)    Retained Samples.  Supplier shall retain and properly store samples of Product as mutually agreed by the Parties. All retained samples will be properly stored for a period of [*].

(c)    Replacement Product.  If either Supplier or diaDexus determines that a Critical Component or Product does not comply with the applicable Specifications, diaDexus shall provide replacement Critical Components as necessary.

(d)    Labeling.  Supplier shall clearly label, in accordance with the requirements as mutually agreed, each Product for supply hereunder.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(e)    Inspection of Supplier Facilities.  diaDexus shall have the right, at reasonable mutually agreed times during normal business hours and upon request made upon prior notice to Supplier, to inspect Supplier’s facilities used for manufacturing the Products for diaDexus, and Supplier’s batch records, work-in-progress and production records for the Products supplied to diaDexus under this Agreement.

(f)    Technical Contacts.  Technical inquiries, results of QC tests, analyses and reports shall be in writing and shall be sent to the respective parties at the addresses below by electronic mail or facsimile.

For diaDexus:	For Supplier:

Name: Mary Jane Cerelli	Name:	Abhijit Datta

Telephone: 650-246-6539	Telephone:	858-455-4762

Fax: 650-246-6499	Fax:	858-455-4750

eMail: MCerelli@diaDexus.com	eMail:	abhijit.datta@diazyme.com

ARTICLE 3

PAYMENT

3.1    Payment.  diaDexus shall make full payment to Supplier for all Products tested and shipped hereunder no later than thirty (30) days from the date of Supplier’s invoice.

3.2    Mode of Payment.  All payments shall be made by direct wire transfer of United States Dollars in immediately available funds in the requisite amount to such bank account as Supplier may from time to time designate by written notice to diaDexus.

ARTICLE 4

LICENSE

4.1    Grant to Supplier.  diaDexus hereby grants Supplier a non-exclusive license, without the right to sublicense, under the diaDexus Technology, to use the Critical Components solely within the United States in the manufacture of Products.

4.2    Grant to diaDexus.  Supplier hereby grants diaDexus a non-exclusive, worldwide license, with the right to sublicense, under the Supplier Technology, for the sole purpose of selling Products and only to the extent required for diaDexus to sell or offer for sale Products.

4.3    Technology Transfer.  Each Party shall, in good faith, promptly and completely transfer whatever Supplier Know-How or diaDexus Know-How, as applicable, to the other Party that is required in order to enable such other Party to exercise its rights and fulfill its obligations under this Agreement.

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4.4    No Other Rights.  Except for the rights expressly granted under this Agreement, no right, title or interest of any nature whatsoever is granted by either Party. For the avoidance of doubt, Supplier has no right under the diaDexus Technology to (a) make, have made, sell or offer to sell Critical Components anywhere in the world or (b) sell or offer to sell Products anywhere in the world. Nothing in this Agreement grants diaDexus any right under the Supplier Technology for any purpose other than the sale of Products.

ARTICLE 5

CONFIDENTIALITY

5.1    Confidentiality Obligations.  Each Party agrees that, for the Term of this Agreement and for five (5) years thereafter, such Party will keep, and will ensure that its officers, directors, employees and agents keep, completely confidential and will not publish or otherwise disclose and will not use for any purpose except as permitted hereunder any Confidential Information furnished to it by the other Party pursuant to this Agreement. The foregoing obligations will not apply to any information to the extent that it can be established by such receiving Party that such information:

(a)    was already and rightfully known to the receiving Party as evidenced by its written records, other than under an obligation of confidentiality, at the time of disclosure;

(b)    was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)    became generally available to the public or otherwise becomes publicly known after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)    was subsequently lawfully disclosed to the receiving Party by a third party other than in contravention of a confidentiality obligation of such third party to the disclosing Party; or

(e)    was developed or discovered by employees of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party.

5.2    Permitted Disclosures.    Each Party may disclose the other’s Confidential Information to the extent such disclosure is reasonably necessary in prosecuting or defending litigation, (subject to the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed), complying with applicable governmental regulations, conducting clinical trials or otherwise in performing its obligations or exercising its rights hereunder. If a Party is required to make any such disclosure of the other Party’s Confidential Information, it will give reasonable advance notice to that other Party of such disclosure requirement, will cooperate with the other Party in its efforts to secure confidential treatment of such Confidential Information prior to its disclosure, and will use all reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or confidentiality agreements or otherwise).

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ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1    Representations by Supplier

(a)    Supplier represents and warrants that as of the Effective Date: (i) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement; (ii) it has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and (iii) the performance of its obligations under this Agreement do not conflict with, or constitute a default under its charter documents, any contractual obligation of Supplier or any court order.

(b)    Subject to the terms and conditions of this Agreement, Supplier represents and warrants that the Products manufactured and supplied by Supplier hereunder will conform to the applicable Specifications at the time of delivery of the Products by Supplier to the carrier for shipment to Customers. Subject to the terms and conditions of this Agreement, Supplier further represents and warrants that title to all Products supplied by Supplier hereunder shall pass to diaDexus free and clear of all security interests, liens and other encumbrances, provided that diaDexus is not in breach of this Agreement for non-payment.

(c)    Supplier represents and warrants that all Products manufactured and provided by Supplier under this Agreement shall be in compliance with (i) applicable current good manufacturing practices, as defined by the United States Food and Drug Administration, and (ii) all material respects of the Quality Agreement attached in Exhibit D.

(d)    Supplier represents and warrants that Critical Components, Lots, and Products shall not be (i) used by Supplier in human subjects, clinical trials, research or patient clinical management, (ii) except as contemplated or described in this Agreement, transferred, distributed or sold anywhere in the world, and (iii) disassembled, reverse engineered or otherwise manipulated, modified in any manner or duplicated anywhere in the world.

(e)    Supplier represents and warrants that use of Critical Components and the manufacture and packaging of Products shall be conducted only in Supplier’s facility in Poway, California, U.S.A. For the avoidance of doubt, except as provided in this Agreement, Supplier shall not transfer, disassemble, reverse engineer, modify in any manner, duplicate, make, have made, distribute, sell or offer to sell Critical Components, Lots, and Products anywhere in the world.

6.2    Representations by diaDexus

(a)    diaDexus represents and warrants that, as of the Effective Date: (i) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has

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full corporate power and authority to enter into this Agreement; (ii) it has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and (iii) the performance of its obligations under this Agreement do not conflict with, or constitute a default under its charter documents, any contractual obligation of diaDexus or any court order.

(b)    diaDexus represents and warrants that all Critical Components and any other materials supplied to Supplier under this Agreement shall be in compliance with (i) applicable current good manufacturing practices, as defined by the United States Food and Drug Administration, and (ii) all material respects of the Quality Agreement attached in Exhibit D.

6.3    Disclaimer of Warranties.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 6 OR ARTICLE 2.9(a), NO PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, AND ANY OTHER STATUTORY WARRANTY.

ARTICLE 7

TERM AND TERMINATION

7.1    Term.  This Agreement will commence upon the Effective Date and, unless earlier terminated, shall continue in effect [*] (the “Term”).

7.2    Termination for Cause.  Either Party shall have the right to terminate this Agreement if the other Party has materially breached the Agreement, including non-payment. Such terminating Party shall notify the breaching Party in writing of such breach and, if such breach remains uncured thirty (30) days after the date such notice was sent (except in the case of any breach for non-payment of amounts owed, in which case, if such breach is not cured within ten (10) days after the date such notice was sent), the non-breaching Party shall have a right to terminate the Agreement immediately by sending a written termination notice to the breaching Party.

7.3    Termination for Convenience.  Either Party shall have the right, upon ninety (90) days written notice to the other, to terminate this Agreement for any reason or no reason.

7.4    Consequences of Termination or Expiration

(a)    Return of Materials.  Upon termination or expiration of this Agreement each Party will promptly return all records, Critical Components, Products and other materials in its possession or control containing or comprising the other Party’s Know-How or other Confidential Information to which the former Party does not expressly retain rights hereunder. For the avoidance of doubt, diaDexus retains all rights to Critical Components and Products and shall have the right to obtain any inventory of Product held by Supplier.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(b)    Accrued Liability.  Termination or expiration of this Agreement for any reason shall not release either Party hereto from any liability which at the time of such termination or expiration has already accrued to the other Party. Such termination or expiration will not relieve a Party from accrued payment obligations or from obligations which are expressly indicated in this Agreement to survive termination or expiration of this Agreement.

(c)    Survival.  Upon the expiration or termination of this Agreement, any and all licenses granted hereunder will terminate automatically. The following Articles and Sections of this Agreement shall survive its termination or expiration: Articles 1, 3 and 5 and Sections 4.2, 6.3, 7.4, 8.1, 8.2, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9(a), 8.9(b), 8.10, 8.11, 8.12 and 8.13.

ARTICLE 8

GENERAL PROVISIONS

8.1    Relationship of the Parties.  The Parties are independent contractors. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. Neither Party will incur any debts or make any commitments for the other Party.

8.2    Assignments.  Except as expressly provided herein, neither this Agreement nor any interest hereunder will be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other Party; provided, however, that a Party shall have the right to assign and otherwise transfer this Agreement as a whole without consent to any Affiliate or successor that acquires all or substantially all of the business or assets of such Party by way of merger, consolidation, other business reorganization, or the sale of stock or assets, provided that the assigning Party notifies the other Party in writing in advance of such assignment, and such Affiliate or successor agrees in writing to be bound by the terms and conditions of this Agreement. This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 8.2 will be null and void.

8.3    Force Majeure.  With the exception of payment of overdue invoices, no Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, strike, flood, firestorm, evacuations or governmental acts or restriction, or other cause that is beyond the reasonable control of the respective Party. The excused Party shall be excused for a time period reasonably sufficient to remedy the effects of such an event. The Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a force majeure event for any continuous period of more than thirty (30) days, the Parties hereto will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

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8.4    Entire Agreement of the Parties; Amendments.  This Agreement and any exhibits or schedules attached hereto constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement will be valid or effective unless made in writing and signed by the Parties.

8.5    Captions.  The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

8.6    Governing Law; Dispute Resolution.  This Agreement will be governed by and interpreted in accordance with the laws of the State of California, applicable to contracts entered into and to be performed wholly within the State of California, excluding conflict of laws principles. If any claim, dispute, or controversy arising out of or in connection with this Agreement or the breach or alleged breach of this Agreement is not resolved by informal discussion of the parties within thirty (30) business days after each party is notified of such dispute, the dispute shall be referred to the CEOs of each party. Upon such referral, these two individuals shall undertake good faith discussions, and shall be empowered to reach a prompt, final resolution of the issue that shall be binding upon both parties. If these two individuals do not resolve the dispute within thirty (30) days after such referral, and the parties do not mutually agree in writing to extend such resolution period, the matter may be submitted for adjudication to any Superior Court of California in the Counties of San Mateo or San Diego, or to the United States District Court for the Northern or the Southern District of California.

8.7    Notices and Deliveries.  Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement will be in writing and will be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal or carrier strike or other disruption is then in effect or comes into effect within two (2) days after such mailing, to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Party.

If to Supplier, addressed to:

Diazyme Laboratories Division

General Atomics

12889 Gregg Court

Poway, California 92064, USA

Attention: Contracts Administrator

(c/o Steve O’Hara)

Facsimile No. 858-455-3700

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And, in the case of formal notices, claims or written demands, with a copy to:

Diazyme Laboratories Division

General Atomics

3550 General Atomics Court

San Diego, California 92121, USA

Attention: Legal Counsel

Facsimile No. 858-455-3213

If to diaDexus, addressed to:

diaDexus, Inc.

343 Oyster Point Boulevard

South San Francisco, California 94080

Attn: President & CEO

Fax: (650) 246-6499

8.8    No Consequential Damages.  IN NO EVENT WILL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE OR CLAIMS OF ANY THIRD PARTIES FOR SUCH DAMAGES.

8.9    Indemnity & Insurance.

     (a)    diaDexus will indemnify, defend and hold Supplier, its agents, employees, shareholders, directors, officers, and Affiliates harmless from and against all liability, loss, damage, injury to person or property, costs and expenses, including all attorneys’ fees of Supplier, from any and all causes of action, suits, claims, demands, liabilities or judgments, of any nature whatsoever, asserted by any third party, alleging or arising out of or resulting directly or indirectly from any:

(i) acts or omissions of diaDexus, its employees or its agents, by or on behalf of any person or entity, in connection with the design, marketing, advertising, sale, distribution and/or handling of the Products or any Critical Components;

(ii) errors or omissions in the Specifications or defects in the Critical Components;

(iii) intellectual property infringement relating to the design of the Products, Specifications, Critical Components or the use by Supplier of diaDexus’ trademarks and packaging in preparation of the kits pursuant to this Agreement; and

(iv) products liability relating solely to the Critical Components.

     (b)    Supplier will indemnify, defend and hold diaDexus, its agents, employees, shareholders, directors, officers, and Affiliates harmless from and against all liability, loss,

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damage, injury to person or property, costs and expenses, including all attorneys’ fees of diaDexus, from any and all causes of action, suits, claims, demands, liabilities or judgments, of any nature whatsoever, asserted by any third party, alleging or arising out of or resulting directly or indirectly from any:

(i) acts or omissions of Supplier, its employees or its agents, by or on behalf of any person or entity, in connection with the use, manufacture, sale to diaDexus and/or handling of Product (unless such claim arises only as a result of Supplier’s compliance with the diaDexus provided Specifications);

(ii) intellectual property infringement, not relating to the Critical Components, of the Products as manufactured or delivered by Supplier and except for any claim arising from the Products that is a direct result of Supplier’s compliance with diaDexus-supplied Specifications; and

(iii) products liability relating to the assembled Products to the extent such liability does not result from Supplier’s use of the Critical Components in the supply of Product or adherence to the Specifications.

     (c)    Both Parties shall maintain product liability and general liability insurance per local industry standards and carry coverage similar to that required by other equivalent manufacturers. Each Party agrees that it shall provide the other party within thirty business days (30) of the signing of this Agreement with a certificate evidencing such insurance and will provide the other Party with at least thirty days prior written notice of any cancellation or change of limits or terms of such policy.

8.10    Waiver.  A waiver by any Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement will be cumulative and none of them will be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

8.11    Severability.  Each provision of this Agreement will be interpreted in such manner as to be effective, valid, and enforceable under applicable law. The Parties will make a good faith effort to replace the applicable provision with a valid one, which the Parties agree has effect that is consistent with the original provision.

8.12    Compliance with Laws.  Notwithstanding anything to the contrary contained herein, all rights and obligations of diaDexus and Supplier are subject to prior compliance with, and each Party shall comply with, all United States and foreign export and import laws, regulations, and orders, and such other United States and foreign laws, regulations, and orders as may be applicable, including obtaining all necessary approvals required by the applicable agencies of the governments of the United States and foreign jurisdictions.

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8.13    Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date, each copy of which will for all purposes be deemed to be an original.

DIAZYME LABORATORIES
a division of General Atomics

By:	/s/ Chong Yuan
Name: Chong Yuan
Title: Managing Director

By:	/s/ Anthony Navarra
Name: Anthony Navarra
Title: Senior Vice President

DIADEXUS, INC.

By:	/s/ Patrick Plewman
Name: Patrick Plewman
Title: President & CEO

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EXHIBIT A

COMPONENTS

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT B

PRICING

[*]

[*] Two pages have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

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EXHIBIT C

PRODUCTS

The Critical Components in bulk format from diaDexus will be tested and repackaged by Supplier into unique configurations of finished kits [*]:

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT D

QUALITY AGREEMENT

See Attached

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QUALITY AGREEMENT

This Quality Agreement (the “Quality Agreement”) is entered into and effective the 1st day of January 2009 (the “Effective Date”) by and between Diazyme Laboratories, a division of General Atomics, a company duly established and organized under the laws of the United States of America, having a principal place of business at 12889 Gregg Court, Poway, CA 92064, USA on behalf of itself, its Affiliates and related entities (herein “SUPPLIER”), and diaDexus, Inc., a Delaware corporation duly established and organized under the laws of the United States of America, having its principal place of business at 343 Oyster Point Boulevard, South San Francisco, CA 94080, USA, on behalf of itself, its Affiliates, and related entities (herein “COMPANY”). SUPPLIER and COMPANY are hereby referred to individually as a “PARTY” and collectively as “PARTIES.”

WHEREAS, COMPANY and SUPPLIER have entered into the Services and Supply Agreement on January 1, 2009 (herein after the “AGREEMENT”); and

WHEREAS, COMPANY and SUPPLIER desire for services provided under the AGREEMENT to meet certain quality tasks and responsibilities.

SCOPE

General Scope

This Quality Agreement shall define the Quality Tasks and Responsibilities of the SUPPLIER and COMPANY and forms an integral part of the AGREEMENT.

Product Specification

This Quality Agreement covers PRODUCT intended for supply that applies the same specifications and release requirements as contained in approved filings as defined in the SPECIFICATIONS.

DEFINITIONS

In addition to other terms defined in the AGREEMENT or elsewhere herein, the following terms shall have the following meanings when used herein (any term defined in the singular shall have the same meaning when used in the plural and vice versa, unless stated otherwise). Any capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the AGREEMENT.

CGMP means the current Good Manufacturing Practices pursuant to (a) the U.S. Federal Food, Drug and Cosmetics Act as amended (21 USC 301 et seq.), and (b) relevant U.S. regulations found in Title 21 of the U.S. Code of Federal Regulations (including but not limited to Parts 7, 11,803, 806 and 820).

COA means a Certificate of Analysis, a document listing testing parameters, specifications and test results.

COMPONENT means any raw material, substance, piece, part, software, firmware, labeling, or assembly which is intended to be included as part of the finished, packaged, and labeled device.

CONTROL NUMBER means any distinctive symbols, such as a distinctive combination of letters or numbers, or both, from which the history of the manufacturing, packaging, labeling, and distribution of a unit, lot, or batch of finished devices can be determined.

CUSTOMER ORDER means the written communication between COMPANY and SUPPLIER, setting forth the number of units of each PRODUCT, delivery dates, and exact shipping instructions for each identified ship-to customer of COMPANY.

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DEVIATION means departure (an action that is planned or unplanned) from an established process or procedure (e.g., approved MASTER BATCH RECORDS, test methods, manufacturing processes, equipment, facilities and/or SOPs).

DEVICE HISTORY RECORD (BATCH RECORD) means the complete written record of the history of the batch and its production and testing thereof as required under cGMP and in accordance with the DEVICE MASTER RECORD.

DEVICE MASTER RECORD (DMR) means a compilation of records containing the procedures and specifications for a finished device. The DMR for each type of device may include information such as device specifications, process specifications, quality assurance procedures and specifications, packaging and labeling specifications, installation, maintenance, and service procedures and methods.

HEALTH AUTHORITIES mean all governmental and regulatory authorities having jurisdiction over the manufacture, use and/or sale of the PRODUCT in the TERRITORY, including but not limited to the US Food and Drug Administration (FDA).

Manufacturer’s release means the release of PRODUCT by SUPPLIER.

MANUFACTURING AUTHORIZATION means the authorization of SUPPLIER as manufacturer of PRODUCT according to the applicable regulations.

MANUFACTURING Material means any material or substance used in or used to facilitate the manufacturing process, a concomitant constituent, or a byproduct constituent produced during the manufacturing process, which is present in or on the finished device as a residue or impurity not by design or intent of the manufacturer.

OOS means out of specification results. OOS are testing results, which do not meet the approved SPECIFICATIONS of starting materials, intermediates, PRODUCT, packaging materials, in-process-controls or stability testing, as applicable.

PRODUCT means components, manufacturing materials, in- process devices, finished devices, and returned devices.

PRODUCTION ORDER means the written communication between COMPANY and SUPPLIER, setting forth the number of units of each PRODUCT to be assembled.

Quality Tasks and Responsibilities means the quality requirements and obligations placed upon SUPPLIER and COMPANY with respect to the manufacturing, testing, storage, packaging, labeling, distribution of PRODUCT as listed in Exhibit 1.

REPROCESSING: Introducing materials, in-process intermediates, packaging, labeling, or PRODUCT including one that does not conform to standards or specifications, back into the process and repeating a step or other appropriate chemical or physical manipulation steps that are part of the established manufacturing process. Continuation of a process step after an in-process control test has shown that the step is incomplete, is considered to be part of the normal process, and is not reprocessing.

REWORKING: Subjecting materials, in-process intermediates, packaging, labeling or PRODUCT that does not conform to standards or specifications to one or more processing steps that are different from the established manufacturing process to obtain acceptable quality materials, in-process intermediates, packaging, labeling or PRODUCT.

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SOPs mean written standard operating procedures established, or to be established, by SUPPLIER and employed in the manufacturing, testing, storage, packaging, labeling, certification and delivery of PRODUCT.

SPECIFICATIONS mean any requirement with which a product, process, service, or other activity must conform. Specifications are numerical limits, ranges or other acceptance criteria to which the PRODUCT or process of making the PRODUCT must conform.

TESTING SPECIFICATION means a specific master document that lists the testing parameters, references to analytical procedures and their SPECIFICATIONS.

TSE mean Transmissible Spongiform Encephalopathies, which are characterized as chronic degenerative nervous diseases. TSE diseases includes in animals e.g. bovine spongiphorm encephalopathy (BSE), and in cattle or in humans e.g. different forms of Creutzfeldt-Jakob disease (CJD).

QUALITY CONTACTS

Quality Assurance department contact names and numbers during working hours at each company are:

SUPPLIER Quality Assurance:
Julianne Huang
Quality/Operations
Work Phone: 858-455-4745
FAX:	858-455-4750
Email:	julianne.huang@diazyme.com

COMPANY Quality Assurance:
Lynne McBride
Director, RA/QA
Work Phone: 650-246-6423
FAX:	650-246-6499
Email:	lmcbride@diadexus.com

In addition to the foregoing, SUPPLIER and COMPANY shall jointly establish a list of contacts in order to conduct their normal business.

CONFIDENTIALITY

Confidential information disclosed in connection with this Quality Agreement is subject to and shall be protected in accordance with the respective Section of the AGREEMENT.

TERMINATION AND SURVIVAL

This Quality Agreement shall terminate contemporaneously with the AGREEMENT. The termination of the Quality Agreement shall not relieve either Party of its obligations regarding (a) confidentiality, (b) customer complaints, (c) recalls, (d) Inspections by health authorities, (e) storage and destruction of Quality Records and Documentation and (f) storage of retains.

DISPUTE RESOLUTION

ANY DISPUTES ARISING OUT OF OR IN CONNECTION WITH THIS QUALITY AGREEMENT SHALL BE RESOLVED PURSUANT TO THE RESPECTIVE PROVISIONS OF THE AGREEMENT.

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AMENDMENTS

Amendments to this Quality Agreement shall be made only in writing duly executed by both PARTIES hereto.

POWER AND AUTHORITY

SUPPLIER represents and warrants to COMPANY that it has all the necessary power and authority to enter into this Quality Agreement on its own behalf and on behalf of all the SUPPLIER entities and shall be legally bound by this Quality Agreement to the same extent as if they have executed this Quality Agreement and are a party hereto.

[signature page follows]

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AGREED TO:

diaDexus, Inc.		diaDexus, Inc.

By:	/s/ Patrick Plewman	By:	/s/ Lynne McBride

Name:	Patrick Plewman	Name:	Lynne McBride

Title:	President & CEO	Title:	Director, RA/QA

Date:	4/27/09	Date:	4/27/09

Diazyme Laboratories Division,		Diazyme Laboratories Division,

General Atomics		General Atomics

By:	/s/ Chong Yuan	By:	/s/ A.G. Navarra

Name:	Chong Yuan	Name:	A.G. Navarra

Title:	Managing Director	Title:	Sr VP

Date:	4/29/09	Date:	5/1/09

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EXHIBIT 1 – QUALITY TASKS AND RESPONSIBILITIES

Tasks and Responsibilities	COMPANY	SUPPLIER
General Statement

The PARTIES shall operate in compliance with cGMP requirements and all other applicable laws, regulations, and local laws concerning manufacturing, testing, storage, packaging, labeling, and distribution of the PRODUCT.

	X	X

SUPPLIER shall be responsible for obtaining and maintaining, at its expense, all permits, licenses, approvals, authorizations and the like required for its performance of the services defined in the AGREEMENT.

X

SUPPLIER shall ensure that it has not been or uses any persons or entities debarred under 21 U.S.C. § 335(a) or 335(b), nor disqualified as described in 21 CFR 812.119, nor debarred by any enforcement group associated with a HEALTH AUTHORITY; it will not employ in connection with any services any person who is not properly qualified by directly applicable training, experience and supervision to carry out the tasks they are assigned in connection with such services; neither it nor any of its officials or employees have been convicted of a felony under Federal law for conduct relating to the development or approval, including the process for development or approval, of any medical device or regulatory submission; and none of its officials or employees have been convicted of a felony under United States law for conduct otherwise relating to the regulation of any product or medical device under the Food Drug & Cosmetics Act.

X

SUPPLIER shall be responsible for maintaining cGMP compliance of all operations, including but not limited to manufacturing, testing, storage, packaging, labeling, and distribution of PRODUCT. cGMP compliance shall be established and maintained, including but not limited to the following:

• Facilities in compliance with cGMP requirements or with any conditions described in SUPPLIER’s MANUFACTURING AUTHORIZATION, or Device Master Record.

• All appropriate equipment, cleaning, utility, and facility qualification and validation activities associated with the PRODUCT.

• setting-up, calibrating, cleaning, qualifying and maintaining all equipment associated with the PRODUCT.

X
MANUFACTURING MATERIALS, COMPONENTS
COMPANY shall define SPECIFICATIONS for MANUFACTURING MATERIALS and COMPONENTS used in the manufacturing of PRODUCT.	X
SUPPLIER shall test and release MANUFACTURING MATERIALS and COMPONENTS purchased by SUPPLIER and used in the manufacturing of PRODUCT and qualify suppliers for use.		X
COMPANY shall approve the MANUFACTURING MATERIAL and COMPONENT quality and SPECIFICATIONS used in the manufacturing of PRODUCT.	X
Company AND SUPPLIER shall ensure that all MANUFACTURING MATERIALS and COMPONENTS used in the manufacturing of PRODUCT fully comply with the respective SPECIFICATIONS.	X	X

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Tasks and Responsibilities	COMPANY	SUPPLIER
COMPANY is responsible for providing SUPPLIER with labels for generation of finished PRODUCT labeling.	X
SUPPLIER is responsible for printing lot numbers and expiration dating, where needed. Both parties approve label format.	X	X
Quality Records and Documentation
SUPPLIER shall draft all necessary PRODUCT documentation (e.g., MASTER BATCH RECORDS, SPECIFICATIONS and analytical procedures) in accordance with cGMP requirements and provide to COMPANY.		X
COMPANY and SUPPLIER shall review and approve all PRODUCT documentation.	X	X
SUPPLIER shall store and maintain PRODUCT documents to prevent any loss or deterioration.		X
SUPPLIER shall retain all original manufacturing and testing records, including all raw data, as part of the site BATCH RECORD.		X
SUPPLIER shall store all paper and electronic documentation for at least five (5) years following the expiry of PRODUCT.		X

Upon the expiry of the storage periods of documents, SUPPLIER shall notify COMPANY in writing and await instructions for three days for the transfer of records to COMPANY or for written authorization for destruction of records.

	X	X
Manufacturing and Testing
COMPANY and SUPPLIER, as applicable, shall provide a unique CONTROL NUMBER to each batch of PRODUCT.	X
COMPANY shall provide the Material Safety Data Sheet for the PRODUCT and inform SUPPLIER of any known hazards associated with the PRODUCT or manufacturing process.	X
SUPPLIER shall use only PRODUCT documents approved by COMPANY in the manufacturing and testing of PRODUCT.		X
REWORKING and REPROCESSING
SUPPLIER shall notify COMPANY of any PRODUCT that does not meet specifications.		X
SUPPLIER shall define and COMPANY shall approve any rework and reprocessing protocols or procedures prior to the implementation of any PRODUCT rework or reprocessing.	X	X
SUPPLIER shall notify COMPANY of any PRODUCT that requires REWORK or REPROCESSING.		X
Date of Manufacturing and Date of Expiration
COMPANY will determine assigned date of manufacturing for COMPONENTS.	X
COMPANY shall determine the date of expiration of PRODUCT.	X
Quality Control Testing
SUPPLIER shall conduct release testing on every batch of PRODUCT and COMPANY will issue a COA.	X	X

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Tasks and Responsibilities	COMPANY	SUPPLIER
SUPPLIER shall have defined acceptance criteria (i.e. action limit) for each in-process test performed and each PRODUCT release test shall have an established SPECIFICATION.		X
COMPANy shall approve all acceptance criteria (i.e. action limit) and SPECIFICATIONS associated with PRODUCT.	X

COMPANY shall notify SUPPLIER of any proposed changes to acceptance criteria (i.e. action limit) and SPECIFICATIONS associated with PRODUCT and such changes shall not be implemented without prior approval from COMPANY.

	X	X
SUPPLIER shall retain samples of in-process material until FINAL RELEASE by COMPANY. Samples that would be subject to deterioration if stored until FINAL RELEASE need not be held.		X
Upon request, SUPPLIER shall forward in-process material samples to COMPANY according to an approval by both parties.	X	X
COMPANY may perform testing to confirm SUPPLIER test results, at COMPANY’s expense.	X
Supplier and sub-tier Suppliers
SUPPLIER and COMPANY shall ensure the cGMP compliance of any suppliers or contract suppliers of COMPONENTS and MANUFACTURING MATERIALS used in the PRODUCT.	X	X
SUPPLIER shall notify COMPANY of any changes (additions or removal) to suppliers or contract suppliers of COMPONENTS and MANUFACTURING MATERIALS used in the PRODUCT.		X
COMPANY shall approve any changes (additions or removal) of any suppliers or contract suppliers of COMPONENTS and MANUFACTURING MATERIALS used in the PRODUCT.	X

SUPPLIER will provide COMPANY with a list of all suppliers or contract suppliers of COMPONENTS and MANUFACTURING MATERIALS used in the PRODUCT. With respect to all such suppliers or contract suppliers, SUPPLIER shall ensure that it procures the necessary audit rights so that in the event COMPANY desires to audit suppliers or contract suppliers of COMPONENTS and MANUFACTURING MATERIALS, it shall have the right (albeit through SUPPLIER) to do so and SUPPLIER will provide the necessary documentation and facilitate COMPANY’s audit of such suppliers and contract suppliers.

X
PRODUCT RELEASE
SUPPLIER shall review and approve its BATCH RECORDS according to its approved internal procedures.		X

SUPPLIER shall provide COMPANY the following PRODUCT documents for review:

•   BATCH RECORDS, after completion

•   DEVIATION REPORTS, investigations associated with the batch

•   Analytical data (in-process and release test data)

X

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Tasks and Responsibilities	COMPANY	SUPPLIER

SUPPLIER shall provide additional requested documentation and information to COMPANY in order for COMPANY to complete the disposition of the PRODUCT or to understand and evaluate any deviations, OOS, investigations, or other quality related issues to the PRODUCT.

X
SUPPLIER shall notify COMPANY on the quantity of PRODUCT reprocessed.		X
COMPANY shall notify SUPPLIER of the quantity of PRODUCT reprocessed to retain, store, or destroy.	X

COMPANY is responsible for authorizing the SUPPLIER to MANUFACTURE PRODUCT by issuing SUPPLIER a PRODUCTION ORDER and for drop-shipment of PRODUCT to end-user customer by issuing SUPPLIER a CUSTOMER ORDER.

X

COMPANY shall notify SUPPLIER of its disposition of the PRODUCT by sending a notification of inventory release and issuing a COA within (5) business days after Suppliers quality assurance unit notification.

X
Samples and Retains

SUPPLIER shall retain a minimum quantity in order to complete three (3) rounds of analytical testing of PRODUCT according to the testing protocol, unless otherwise agreed upon in writing by both parties.

	X	X
For other MANUFACTURING MATERIALS and COMPONENTS used in the PRODUCT, sufficient samples shall be retained, per SUPPLIER internal procedures.		X
Upon request, SUPPLIER shall make available PRODUCT retains to COMPANY.		X
SUPPLIER shall maintain retained samples and PRODUCT for a period not less than three months past expiration.		X
Stability Testing
COMPANY shall generate all stability protocols and reports and shall test PRODUCT according to approved stability protocol.	X
SUPPLIER may be requested to generate stability data on analyzer platforms not available to COMPANY at COMPANY’s expense.		X
Upon request, SUPPLIER shall make available all stability data to COMPANY.		X
COMPANY shall determine and approve shelf-life and storage conditions resulting from stability studies of PRODUCT.	X
Storage and Shipment of PRODUCT and COMPONENTS

SUPPLIER shall store PRODUCT and COMPONENTS safely according to COMPANY approved procedures and storage conditions for the PRODUCT and COMPONENTS, until further processing or shipment to COMPANY or its designated consignee.

X
SUPPLIER shall only ship PRODUCT to COMPANY or designated consignee for which it has received a CUSTOMER ORDER from COMPANY.	X	X

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Tasks and Responsibilities	COMPANY	SUPPLIER
SUPPLIER shall continue to store any agreed, remaining quantities of PRODUCT until receipt of a CUSTOMER ORDER from COMPANY or until product expiration, whichever is sooner.		X
SUPPLIER shall store all unused COMPONENTS and unshipped PRODUCTS in accordance with Section 2.9(a) of the AGREEMENT.		X

SUPPLIER shall notify COMPANY of any events or deviations associated with the storage and shipment of PRODUCT. SUPPLIER shall determine and document the impact to product quality as a result of any events or deviations.

X
COMPANY shall review events or deviations and disposition PRODUCT. COMPANY shall notify the SUPPLIER on the disposition status of PRODUCT.	X
SUPPLIER shall store and ship PRODUCT according to specified procedures from COMPANY.		X
DEVIATIONS
SUPPLIER shall fully document any DEVIATIONS made during the course of manufacturing, testing, packaging, labeling, storage and distribution of PRODUCT.		X
SUPPLIER shall investigate, evaluate and document any potential impact of every DEVIATION and shall justify any recommendations for further action.		X
SUPPLIER shall notify COMPANY in writing of any DEVIATIONS related to the PRODUCT.		X
COMPANY shall approve all DEVIATIONS related to PRODUCT.	X
OOS, Suspect Test Results

SUPPLIER shall notify COMPANY of any confirmed OOS or suspect test results obtained for a batch during release or stability testing. SUPPLIER shall notify COMPANY within five (5) business days after confirmation of OOS or suspect test results.

X
SUPPLIER and COMPANY shall conduct the OOS investigation in accordance with its approved procedures.	X	X

SUPPLIER shall obtain COMPANY approval of all OOS or suspect test results, including but not limited, to any plans for re-testing and re-sampling unless approved procedure specifies allowance for adjustment and retest.

X
Validation

SUPPLIER shall ensure that all process, equipment, cleaning and methods are in compliance to manufacture, test, package, label, store and distribute PRODUCT according to its approved procedures and shall ensure that processes, equipment, cleaning and methods remain in a validated state for manufacture and testing of PRODUCT.

X
Upon request, SUPPLIER shall make all relevant validation records and data available to COMPANY.		X

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Tasks and Responsibilities	COMPANY	SUPPLIER
Change Control
PARTIES shall make changes to configuration controlled documents in observance of all notification requirements of any respective HEALTH AUTHORITY.	X	X

SUPPLIER shall provide COMPANY with prior written notification of all changes to MANUFACTURING MATERIALS, COMPONENTS, PRODUCT, equipment and methods that may impact the PRODUCT-regulatory filings or require a regulatory submission and shall not issue a MANUFACTURER’S RELEASE for any batches manufactured under such change until any needed regulatory approval are obtained.

X
SUPPLIER shall provide changes to PRODUCT-specific master manufacturing and testing documentation to COMPANY for review and approval prior to implementing any such changes.	X	X

Minor editorial or administrative changes do not need to be reported to COMPANY, but such changes must be appropriately documented and assessed according to SUPPLIER’s approved internal procedures. If a question arises as to what constitutes a minor editorial or an administrative change, the PARTIES shall discuss a resolution in good faith.

X
After implementation of the approved changes at SUPPLIER, SUPPLIER shall use its best efforts to promptly forward a copy of the relevant revised PRODUCT-specific documents to COMPANY.		X
COMPANY is responsible for the timely reporting of changes in PRODUCT-specific documentation to the applicable licensee and/or HEALTH AUTHORITY.	X
Regulatory Submissions
COMPANY shall be responsible for the generation and submission of any regulatory documents.	X

SUPPLIER shall assist in providing and compiling information concerning any relevant parts of any regulatory submissions or supplements required by a HEALTH AUTHORITY. This shall apply to all information necessary to author regulatory submission or correspondence.

X

COMPANY shall provide SUPPLIER a reasonable period of time in order to review and provide comments prior to the submission of any regulatory correspondence (this includes the submission or updates thereof) relevant to SUPPLIER’s manufacturing or testing processes or facilities. Such review, possible commenting and release, respectively, shall be carried out within thirty (30) working days upon receipt of such documentation unless otherwise agreed. This clause shall not be interpreted as to prevent COMPANY from fulfilling their legal obligations if SUPPLIER does not respond within the mutually agreed timeframe.

X
COMPANY shall provide copies of all parts of correspondence with HEALTH AUTHORITIES relating to SUPPLIER’s manufacture of the PRODUCT to SUPPLIER.	X
SUPPLIER shall file and maintain for its facility a Site Device Master Record (DMR), or such equivalent, as required by the FDA.		X
For regulatory purposes, COMPANY shall have the rights to refer to the Site DMR or to other similar documents.	X

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Tasks and Responsibilities	COMPANY	SUPPLIER

SUPPLIER shall upon reasonable request and prior notice, give COMPANY access during normal business hours to information in the Site DMR, and other similar documents which are necessary to complete regulatory documentation related to PRODUCT and its manufacture in SUPPLIER’s facility.

X
SUPPLIER shall co-operate with the FDA or other such regulatory body, as requested by COMPANY and in response to matters concerning or impacting the PRODUCT.		X

SUPPLIER shall notify COMPANY of any communication with the FDA (or other such agency) concerning the PRODUCT or impacting the PRODUCT and shall co-operate with COMPANY in the scheduling of any planned inspection concerning the PRODUCT.

X

Each Party shall promptly notify the other PARTY of new regulatory requirements, which it may become aware with respect to the manufacture, testing, packaging, labeling, certifications, and storage of the PRODUCT and shall confer with each other about the best means to comply with such requirements.

	X	X

If a manufacturing process change or release requirement is required by a HEALTH AUTHORITY, each party shall provide reasonable technical and regulatory assistance to support any necessary regulatory filings that the filing party will make to obtain regulatory approval.

	X	X
Audits and Compliance

Upon reasonable notice to SUPPLIER, SUPPLIER shall permit COMPANY or its appointed representatives (hereinafter “Auditors”) to conduct audits of all documents, processes, procedures and facilities of SUPPLIER applicable to PRODUCT for the purposes described herein (hereinafter an “Audit”).

X
COMPANY or its Auditors may have access to SUPPLIER for routine Audit purposes once a year. Such Audits shall be conducted during regular business hours.	X

In addition to the compliance, Annual audits, COMPANY and its Auditors shall be entitled to (a) conduct “For Cause” investigative Audits to address significant PRODUCT quality or safety problems, and (b) perform on-site reviews of completed PRODUCT BATCH RECORDS.

For Cause Audits shall relate to significant operational concerns at SUPPLIER, and may include but are not limited to lot rejection by COMPANY, unresolved OOS investigations, an FDA Warning Letter or any deficiency letter issued by a Health Authority, as they pertain to systems or observations associated with the testing of PRODUCT. Such inspections or Audits, to the extent reasonably practical, shall be conducted in a manner that shall not materially interrupt or impair any significant operations at SUPPLIER.

X
An exit meeting shall be held between representatives from SUPPLIER and COMPANY and/or its Auditors to discuss Audit observations.	X	X
COMPANY shall provide a written report of all Audit observations to SUPPLIER.	X

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Tasks and Responsibilities	COMPANY	SUPPLIER
SUPPLIER shall correct all noted deficiencies as soon as practicable, and shall provide COMPANY with a written response to Audit observations within thirty (30) days of receipt of Audit report.		X

If, within forty (40) business days after receiving an Audit report, SUPPLIER cannot remedy an Audit observation involving non-compliance the PARTIES shall use good faith efforts to agree upon a reasonable written plan and timetable for such remedy.

	X	X
Inspections by HEALTH AUTHORITIES

COMPANY shall inform SUPPLIER (and vice versa) with as much advance notice as possible, but at least within five (5) business days of notification, of any regulatory activities of which they become aware that could reasonably be expected to prompt an inspection at SUPPLIER involving the PRODUCT (e.g. pre-approval or for cause Inspections).

	X	X

SUPPLIER shall allow COMPANY or its Auditors to participate in PRODUCT-related pre-approval, For Cause, or post-approval inspections if deemed necessary by COMPANY. COMPANY shall be available for consultation during the Inspection but shall not participate during the inspection unless requested by SUPPLIER or a HEALTH AUTHORITY representative.

	X	X
SUPPLIER shall not discuss with any HEALTH AUTHORITY any activities relating to the PRODUCT not actually performed by SUPPLIER, or sub-contracted by SUPPLIER.		X
SUPPLIER shall inform COMPANY daily of potential issues identified during an inspection.		X

SUPPLIER shall allow COMPANY or its Auditors to attend the inspection closeout to address any PRODUCT-related observations. SUPPLIER is responsible for addressing manufacturing, testing, packaging, labeling, facility and compliance observations.

X

For regulatory observations that specifically involve the PRODUCT, SUPPLIER shall hold discussions with COMPANY sufficiently in advance of any commitment to a regulatory agency. COMPANY shall prepare and/or comment on SUPPLIER proposed responses specific to PRODUCT within time commitments needed to address regulatory concerns. COMPANY and SUPPLIER have joint final approval for the PRODUCT responses related to SUPPLIER to be submitted.

	X	X

For regulatory observations that involve any quality, production, material, laboratory, facilities, equipment or packaging system-related cGMP issues that are not specific to the PRODUCT, SUPPLIER has final approval for the responses to be submitted.

X

Prior to filing regulatory inspection reports and responses, SUPPLIER shall provide COMPANY with copies of completed regulatory inspection reports and responses, in each case purged only of trade secret or other confidential or proprietary information of SUPPLIER that is unrelated to its obligations under this Quality Agreement or is unrelated to PRODUCT.

X

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Tasks and Responsibilities	COMPANY	SUPPLIER

SUPPLIER shall promptly correct any site-related violations or deficiencies. SUPPLIER shall notify COMPANY and discuss solutions in good faith to reach written agreement on such issue within thirty (30) days of initiating discussions.

X

If any HEALTH AUTHORITY or any entity representing such an authority requests access to SUPPLIER’s records, facilities, equipment and/or personnel, or conducts an unannounced inspection, or takes any other regulatory action (including without limitation any warning letters and FDA-483s), in each case relating to a COMPANY PRODUCT then SUPPLIER will promptly notify COMPANY by telephone followed by hard copy confirmation. COMPANY shall have the right to be present at any Audit or inspection by a HEALTH AUTHORITY that relates to the PRODUCT, and, where time permits, to conduct a pre-Audit inspection.

X

SUPPLIER shall promptly provide COMPANY copies of all relevant communications between SUPPLIER and any HEALTH AUTHORITY relating to PRODUCT. Where SUPPLIER is required or intends to respond to any such communication, SUPPLIER will provide COMPANY with a copy of such communication and SUPPLIER’s proposed response sufficiently in advance of the date that such response is to be submitted, in order to permit COMPANY to review and comment upon such response. To the extent permitted by law SUPPLIER shall incorporate all such reasonable comments into such response prior to submission.

X
Complaints and PRODUCT Recalls
COMPANY shall receive and initially assess all PRODUCT defects and complaints.	X
COMPANY shall promptly notify SUPPLIER of any PRODUCT defects or complaints that may be a result of SUPPLIER’s manufacturing of the PRODUCT.	X
When reasonably requested by COMPANY, SUPPLIER shall promptly perform investigations and shall provide COMPANY with any necessary documentation.	X	X
COMPANY shall notify SUPPLIER of any PRODUCT recall that may be a result of SUPPLIER’s manufacturing of the PRODUCT.	X
If COMPANY determines a recall may be necessary, then COMPANY shall inform SUPPLIER in writing specifying the details of the recall within twenty-four (24) hours of initial notification.	X	X

If SUPPLIER receives any non-PRODUCT related complaints or recalls which may impact the quality of COMPANY’s PRODUCT, SUPPLIER shall notify COMPANY in writing of any non-PRODUCT complaints or recalls received directly from an investigator site or consumer within 48 hours of complaint receipt.

X

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